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                                                                    Exhibit e(i)

                               SERVICES AGREEMENT

AGREEMENT made this 1st day of January, 2001 between X.com Asset Management, Inc.("X.com"), a Delaware corporation, X.com Corporation (to be renamed PayPal, Inc.), the parent company to X.com ("Parent"), a Delaware corporation, and Funds Distributor, Inc. ("FDI"), a Massachusetts corporation.

WHEREAS, X.com serves as the investment adviser and transfer agent for certain investment portfolios or series of one or more open-end management investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as listed on Schedule A, as such Schedule may be amended from time to time (each a "Fund," collectively, the "Funds");

WHEREAS, PayPal owns the PayPal website and is responsible for all content therein;

WHEREAS, the investment companies listed on Schedule A have entered into a selling agreement with FDI (the "Selling Agreement") for the offer and sale by FDI of certain shares of common stock (the "Shares") in the investment companies or in the Funds in the United States;

WHEREAS, certain employees of X.com will be registered with the National Association of Securities Dealers, Inc. ("NASD") as representatives of FDI (such persons shall hereinafter be referred to as "Registered Representatives") and will perform sales, marketing and compliance functions for FDI with respect to the Funds;

WHEREAS, X.com, PayPal and FDI desire to enter into this Agreement pursuant to which FDI will perform certain services for X.com and PayPal with respect to Shares of each Fund and X.com and PayPal will perform certain services for FDI with respect to Shares of each Fund; and

WHEREAS, X.com and PayPal have agreed to enter into this Agreement as consideration for FDI to enter into the Selling Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the parties agree as follows:

1. Services provided by FDI. FDI will assist X.com and PayPal in providing services with respect to each Fund with respect to transactions in the Fund in the United States or with respect to account holders in the United States, as may be reasonably requested by X.com or PayPal from time to time. At the direction of X.com or PayPal, specific assignments may include any of the following:

         (a) legal review and principal sign-off of all Fund marketing materials and other sales related materials to ensure compliance with the advertising rules of the relevant regulatory authorities and file such materials, and use commercially reasonable efforts to obtain such approvals for their use as may be required by the Securities and Exchange Commission ("SEC") or the NASD. FDI will forward all NASD comments on marketing materials to X.com for incorporation and X.com shall have sole responsibility for incorporating such comments. With respect to all Fund marketing materials and other sales related materials, X.com shall provide all factual content, opinion, and other content for such materials and FDI shall not be responsible for the accuracy of the content of such materials, when used thereafter by X.com or any other person authorized by X.com to use such materials, nor shall FDI be responsible for the filing or content of any such materials used by third parties without the authorization of FDI; and provided further that FDI shall not be responsible for filing any materials that fall with the definition of advertising or sales literature if such materials are not provided to FDI in a form suitable for filing in a timely manner;

         (b) the forwarding of sales related complaints concerning the Funds to X.com;

         (c) coordination of registration of the Funds with the National Securities Clearing Corporation ("NSCC") and filing of required Fund/SERV reports with the NSCC, if applicable;

         (d) the provision of advice and counsel to the Funds with respect to regulatory matters regarding Fund marketing material and other sales related materials, broker/dealer and distribution related issues, including monitoring regulatory and legislative developments that may affect the Funds and assisting the Funds in routine regulatory examinations or investigations;

         (e) assistance in the preparation of quarterly board materials with regard to sales and other distribution related data reasonably requested by the board;

         (f) preparation of materials for the board supporting the annual renewal of the Selling Agreement;

         (g) in connection with the foregoing activities, maintenance of an office facility (which may be in the offices of X.com or a corporate affiliate);

         (h) in connection with the foregoing activities, the furnishing of clerical services and internal executive and administrative services, stationery and office supplies;

         (i) cooperate with reasonable requests for information and other assistance needed by the administrator for the Funds for the administrator's provision of all blue sky services on behalf of X.com. FDI will work with X.com personnel and the administrator to assist the administrator in its responsibility for ensuring that the Funds are in full compliance with any applicable state regulatory requirements. FDI also agrees to communicate offers of Shares in the various states where requested by X.com; and

         (k) FDI will keep and maintain all books and records relating to its services in accordance with Rule 31a-1 under the 1940 Act.

2. Services Provided by X.com. In furtherance of its responsibilities under this Agreement X.com will:

         (a) cause the registration of the Shares under the Securities Act of 1933 (the "1933 Act") and the qualification for the Shares for sale in those states that the Funds may designate;

         (b) monitor or cause the Funds' transfer agent to monitor sales of the Shares with respect to compliance with applicable state securities laws;

         (c) provide transfer agent information about transactions in Shares;

         (d) perform sub-transfer agent services with respect to transactions in accounts used to fund purchases of Shares and used to receive proceeds of redemptions of Shares, and furnish FDI the information specified elsewhere in the Agreement;

         (e) establish appropriate procedures, and monitor the registration of account holders of PayPal to ensure that the only account holders who hold Shares of the Funds in transactions made through FDI are United States residents and to ensure compliance with any laws or regulations regarding the detection and prevention of money laundering;

         (f) monitor the performance of the Registered Representatives with respect to compliance with the NASD's Conduct Rules, and in particular the NASD's interpretation of the applicability of Rule 3040 of the NASD's Conduct Rules to certain activities of persons registered as representatives with an NASD member and who are active as, or on behalf of, an investment adviser with the SEC, and who conduct their advisory activities away from their NASD employer/member as described in the NASD's Special Notice to Members 94-44;

         (g) provide consulting services with regard to such advertising, marketing and promotional activities as X.com believes reasonable, including but not limited to (i) development of information, analyses and reports, (ii) preparing, printing and distributing sales literature brochures, letters, training materials and dealer guides and all similar materials and advertisements as defined below, (iii) develop and implement audio and video advertising programs, and (iv) arrange for the printing and distribution of prospectuses and reports of the Funds to prospective shareholders; provided that it is understood that FDI shall have no responsibility for strategic planning or development with respect to such matters, nor shall FDI have responsibility for ensuring the accuracy of the content of such materials. For purposes of this Agreement "sales literature" and "advertisements" mean brochures, letters, electronic media (including web pages), training materials and dealers' guides, materials for oral presentations and all other similar materials, whether transmitted directly to potential shareholders or published in print or audio-visual media, but does not include generic materials that do not mention the Funds or the Shares;

         (h) submit all Fund-related sales literature and advertisements prepared pursuant to Section 2(c) above to FDI for legal/compliance review in advance of use, and incorporate such changes as FDI may reasonably request therein, which FDI will use reasonable efforts to request within 3 business days of submission by X.com. FDI will file such materials and use commercially reasonable efforts to obtain such approvals for their use as may be required by the SEC or NASD;

         (i) to the extent applicable, cause the Funds' transfer agent to give necessary information for the preparation of quarterly reports for the board in a form reasonably satisfactory to FDI regarding any Rule 12b-1 fees, front-end sales loads, back-end sales loads and other data regarding sales and sales loads as required by the 1940 Act or as requested by the board of directors of the applicable investment companies listed on Schedule A, as well as any such information that FDI may request in order to perform any reconciliation or other activities it may be requested by X.com to perform;

         (j) to the extent applicable, cause the Funds' transfer agent to provide FDI with all necessary information so that FDI can calculate the maximum sales charges payable by the Funds pursuant to the Conduct Rules of the NASD and the actual sales charges paid by the Funds; and cause the Fund's transfer agent to provide such information in a form satisfactory to FDI no less often than monthly for every Fund and on a daily basis for any Fund for which FDI determines that the remaining limit is approaching zero;

         (k) support or cause the Funds' transfer agent to support the servicing of the shareholders; in connection therewith the Funds' transfer agent or X.com will provide one or more persons during normal business hours to respond to telephone questions concerning the Funds;

         (l) provide FDI with copies of, or access to, any documents that FDI may reasonably request and notify FDI as soon as possible of any matter materially affecting FDI's performance of services under this Agreement; and

         (m) (i) submit the form of confirmation statement to be used by the transfer agent for sale of the Shares to FDI for its approval and provide or cause to be provided to customers of the Funds ("Customers") such confirmations of all transactions in the Shares as may be required by the 1934 Act and the Selling Agreement, and
             (ii) use reasonable efforts to monitor the Fund's transfer agent in its preparation and mailing of such confirmations regarding the sales of the Shares and report to FDI any deficiencies of which X.com is aware in the transfer agent's performance of such activities.

3. Services to be provided by PayPal. In furtherance of its responsibilities under this Agreement X.com will:

         (a) establishment and maintenance of the website relating to PayPal accounts;

         (b) establish procedures in conjunction with X.com and FDI to ensure that the appropriate legal review and principal sign off has occurred; and

         (c) cause all proposed changes to the website to be provided to FDI in a timely manner and incorporate all such changes as FDI may reasonably request.

4. Delivery of Documents. In order to assist FDI in the performance of its duties, X.com has caused each Fund to furnish FDI with, or provide FDI with access to, each of the following:

         (a) each Fund's most recent Post-Effective Amendment to its Registration Statement on Form N-1A (the "Registration Statement") under the 1933 Act and under the 1940 Act as filed with the SEC relating to each Fund's shares;

         (b) each Fund's most recent Prospectus(es);

         (c) each Fund's most recent Statement(s) of Additional Information;

         (d) each Fund's most recent annual and semi-annual financial statements;

         (e) each Fund's most recent filing pursuant to Rule 24f-2 under the 1940 Act;

         (f) each Fund's most recent SEC examination letter to the extent that such information contained in the SEC letter: (i) materially affects FDI's performance under this Agreement; or (ii) the issues identified in the letter may result in FDI incurring any loss, claim, damage or liability or action in respect thereof; and

         (g) the Fund's charter documents and by-laws.

         X.com will cause each Fund to furnish FDI from time to time with copies of, or provide FDI with notice of and access to, all amendments of or supplements to the foregoing immediately upon the availability of such amendments or supplements. Furthermore, X.com will provide FDI with copies of, or access to, any other documents that FDI may reasonably request and will notify FDI as soon as possible of any matter materially affecting FDI's performance of its services under this Agreement.

5.       Compensation; Reimbursement of Expenses.

         (a) X.com shall pay FDI for the services provided under this Agreement an aggregate annual fee in the first year of $75,000 per Fund unless otherwise mutually agreed, for the initial one Fund, payable in equal monthly installments on the first business day of each month. As consideration for entering into a two year agreement as set forth in Section 6(a) below, FDI hereby agrees to waive 20% of the aggregate annual fee for each of those two years (resulting in a revised annual fee of $60,000), provided that if this Agreement is terminated by X.com in the absence of a material breach of the Agreement by FDI, or terminated by FDI because of a material breach of this Agreement by X.com (in either case, an "Adjusting Termination"), one or more of the following fee adjustments will apply, as applicable: (i) if the Adjusting Termination occurs before the completion of the sixth month after the effective date of this Agreement, X.com will owe FDI $75,000 less any amounts previously paid (representing full payment for the first year at the full annual rate); (ii) if the Adjusting Termination occurs before the completion of the 13th month after the effective date of this Agreement, the annual fee rate for all periods before the Adjusting Termination will retroactively be $75,000 and the difference for those prior periods will be owed by X.com to FDI; and (iii) any Adjusting Termination after the completion of the first anniversary of the effective date of this Agreement will not be effective to terminate X.com's obligation to pay the monthly fee (or portion thereof) until 6 months after delivery of the termination notice. Such annual fee may be changed by mutual written agreement should the number of Funds and/or the corresponding services provided by FDI under this Agreement change.

         (b) The fee as stated above is subject to the following conditions: (i) that FDI shall only sponsor 6 or fewer Registered Representatives (additional sponsorships shall be subject to a $3,500 annual fee per Registered Representative sponsored by FDI in excess of the 6 Registered Representatives); (ii) FDI will conduct a one-time review and filing with the NASD of the present website with any updates or maintenance reviews to be charged at a flat fee of $10 per page thereafter; and (iii) that all other advertising legal review shall be for the lesser of 30 marketing pieces or 150 pages per calendar year (advertising legal review in excess of 30 pieces or 150 pages for the relevant annual contract period (the "Annual Period") shall be subject to a flat fee of $10 per page (including each linked page) thereafter for such piece).

         (c) All fees to FDI for the services described in this Agreement are exclusive of out-of-pocket costs. X.com agrees to reimburse FDI for FDI's reasonable out-of-pocket expenses incurred in providing the services hereunder including but not limited to NASD/state registration related expenses, including expenses related to sponsorship and maintenance of Registered Representative licenses, broker-dealer costs, postage, courier, travel and meals, and NASD filing fees for sales literature. Expenses incurred out of the ordinary course in providing the services hereunder are subject to prior approval by X.com.

         (d) If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

6. Effective Date. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date FDI enters into a Selling Agreement for the shares of such Fund; Schedule A to this Agreement shall be deemed amended to include such Fund and any classes of Shares of such Fund from and after such date).

7.       Term.

         (a) This Agreement shall continue for an initial two-year period and shall continue thereafter for successive one-year terms unless terminated pursuant to the provision of sub-sections (b) or (c) of this Section 7.

         (b) Either party may terminate this Agreement, if (a) a material breach of any provision of this Agreement has been committed by the other party; (b) the non-breaching party delivers notice that the other party is in breach of any of its obligations under this Agreement; and (c) either (i) the action or inaction of the breaching party giving rise to the cause for termination is not capable of being remedied or (ii) if such action or inaction is capable of being remedied, the breaching party shall not have remedied such action or inaction within thirty (30) days after such notice. X.com may terminate this agreement with ninety (90) days' prior written notice to FDI, subject to the provisions of Section 5 hereof. FDI may terminate this Agreement with ninety (90 days prior written notice to X.com. FDI may terminate this Agreement immediately in the event that: (i) X.com is restrained or enjoined by a court order from continuing to utilize, or is restrained or enjoined by a court order from continuing to provide, the services and materials, including but not limited to the Fund(s) provided by X.com hereunder, or (ii) FDI, in the reasonable exercise of its professional judgment, determines that litigation or regulatory action against FDI, X.com or both (a) is likely to materially affect FDI's ability to perform its obligations under this Agreement, or (b) is likely to subject FDI to material liability or damage its reputation.

         (c) This Agreement will automatically and immediately terminate in the event of FDI's expulsion or suspension by the NASD.

         (d) The provisions of Section 8 and 9, and the provisions of Section 5 with respect to fee adjustments and additional charges and expenses, shall survive termination of this Agreement and continue in full force and effect. Compensation due FDI and unpaid by X.com upon such termination shall be immediately due and payable upon and notwithstanding such termination.

8.       Standard of Care and Indemnification.

         (a) X.com and PayPal, jointly and serverally, shall indemnify and hold FDI, its officers, directors, employees, shareholders, affiliated persons (as such term is defined in the 1940 Act) and agents (collectively the "FDI Indemnified Parties" and each individually an "FDI Indemnified Party") harmless from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim), which such FDI Indemnified Party or FDI Indemnified Parties may be or become subject to or liable for by reason of or in connection with this Agreement, FDI's provision of services pursuant to this Agreement, or any other matter, event or transaction in any way relating to or connected with this Agreement or the subject matter hereof; provided, however, that an FDI Indemnified Party shall not be entitled to indemnification hereunder to the extent, but only to the extent, that such loss, claim, damage, expense or liability was caused directly and proximately by action or omission of FDI and that such action or omission involved bad faith, gross negligence or intentional misconduct by FDI.

         (b) FDI shall indemnify and hold X.com and PayPal, their officers, directors, employees, shareholders, affiliated persons (as such term is defined in 1940 Act), agents, and the Funds and their officers and directors (collectively the "X.com Indemnified Parties" and each individually an "X.com Indemnified Party") harmless from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim), which such X.com Indemnified Party or X.com Indemnified Parties may be or become subject to or incur by reason of this Agreement or under the 1933 Act, the 1934 Act, common law or otherwise, but only to the extent that such loss, claim, damage, expense or liability incurred by a X.com Indemnified Party shall have been caused directly and proximately by acts or omissions of FDI and such acts or omissions involved bad faith, gross negligence or intentional misconduct by FDI.

         (c) In order to provide for just and equitable contribution in circumstances in which the terms of Section 8(a) or 8(b) are applicable, but for any reason the indemnification provided for therein is held to be unavailable, X.com and FDI shall contribute to the aggregate losses, claims, damages, expenses and liabilities (including, but not limited to, any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit, proceeding or claim) which any of the FDI Indemnified Parties or X.com Indemnified Parties (as defined above), respectively, may be subject to or liable for in proportion to the relative fault of X.com, on the one hand, and FDI, on the other hand; provided, however, that in determining relative fault, there shall be considered the relative benefits received by each party from the transactions giving rise to the loss, claim, damage, expense or liability, the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances; provided, further, that in no event shall FDI be required to contribute in the aggregate hereunder any amount in excess of the aggregate compensation received by it for its services during the immediately preceding 12 month period. Neither X.com nor FDI shall have any other right of contribution in connection herewith.

         (d) The applicable indemnified party, promptly and in any event within ten (10) days after receipt of notice of commencement of any action, suit, proceeding or claim in respect of which a claim for indemnification may be made by it, shall notify the applicable indemnifying party in writing of the commencement of such action, suit, proceeding or claim, enclosing a copy of all papers served. However, the omission to so notify the applicable indemnifying party of any such action, suit, proceeding or claim shall not relieve such indemnifying party from any liability that it may have under Section 8(a) or (b), as applicable, of this Agreement except to the extent that the ability of such indemnifying party to defend such action, suit, proceeding or claim is materially adversely affected.

         (e) In case any such action, suit, proceeding or claim for which indemnity may be payable hereunder shall be brought against an FDI Indemnified Party or X.com Indemnified Party, as applicable (an "Indemnified Party"), and such Indemnified Party shall notify the applicable indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate in and, to the extent that such indemnifying party wishes, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, subject to the further provisions of this paragraph. After written notice from such indemnifying party to such Indemnified Party of its election to so assume the defense thereof, such indemnifying party shall not be liable to the applicable Indemnified Parties for any additional attorneys' fees or other expenses of litigation, other than reasonable costs of investigation subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless (i) the employment of counsel by such Indemnified Parties has been authorized in writing by such indemnifying party, such authorization not to be unreasonably withheld or delayed; (ii) such Indemnified Parties shall have obtained a written opinion of counsel reasonably acceptable to such indemnifying party that there exists a conflict of interest between such Indemnified Parties and the relevant party in the conduct of the defense of such action or that there are one or more defenses available to such Indemnified Parties that are unavailable to such indemnifying party (in which case such indemnifying party shall not have the right to direct the defense of such action on behalf of such Indemnified Parties); or (iii) such indemnifying party shall not in fact have employed counsel reasonably satisfactory to such Indemnified Parties to assume the defense of such action, in each of which cases the reasonable fees and expenses of counsel utilized by such Indemnified Parties shall be at the expense of such indemnifying party, it being understood, however, that such indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for an Indemnified Party, which firm shall be designated in writing by the Indemnified Party. Notwithstanding the foregoing, under the circumstances described in clause (ii) above, the applicable Indemnified Parties shall be entitled to retain an additional law firm, in any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, provided such Indemnified Parties have obtained a written opinion of counsel reasonably acceptable to the indemnifying party that a conflict of interest exists that would preclude the use of a single law firm, in which case the indemnifying party shall be liable for the reasonable fees and expenses of counsel designated by the Indemnified Parties in writing. All such fees and expenses which are at the expense of an indemnifying party hereunder shall be promptly paid by such indemnifying party.

         (f) Nothing in this Agreement shall be construed as limiting an Indemnified Party's rights to employ counsel at its own expense or to obtain indemnification for amounts reasonably paid to adverse claimants in satisfaction of any judgments or in settlement of any actions, suit, proceeding or claims, except that no party hereto shall be liable for any settlement of any action, suit, proceeding or claim effected without its written consent. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of an Indemnified Party without such Indemnified Party's written consent.

9. Confidentiality. During the term of this Agreement, FDI and X.com may have access to confidential information relating to such matters as either party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to FDI or X.com which is of value to FDI or X.com and the disclosure of which could result in a competitive or other disadvantage to either party. Confidential Information includes, without limitation, financial information, proposals and presentations, reports, forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer, client or supplier lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information obtained or developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means; (ii) at the time of receipt the information was already actually known to the other party; or (iii) the information is disclosed to the other party without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from FDI or X.com, as the case may be, or any of their respective principals, employees, affiliated persons, or affiliated entities. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of this Agreement and as approved by the other party or as required by law.

10.      Record Retention and Confidentiality.

         (a) FDI shall keep and maintain on behalf of the Funds all books and records which the Funds and FDI are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. FDI further agrees that all such books and records shall be the property of the Funds and to make such books and records available for inspection by or upon the request of the Funds, by X.com, or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Funds and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

         (b) Each party shall be permitted reasonable access to records required to be maintained by the other party pursuant to this Agreement to the extent necessary to perform its obligations hereunder; provided, however, that to the extent a party provides records containing information relating to a customer of that party, the party receiving such records shall use the information contained in such records solely for the purpose of fulfilling its obligations under this Agreement and applicable law and for no other purpose.

         (c) Each party to this Agreement agrees to keep all information required by law, to maintain books, accounts and records as to clearly and accurately disclose the precise nature and details of transactions involving their duties and obligations under this Agreement, and to assist one another in the timely preparation of any reports required by law.

         (d) Each party to this Agreement shall furnish to the other party any reports and information which the other party may reasonably request for the purpose of meeting reporting and recordkeeping requirements under the laws of any applicable state or jurisdiction or of any self-regulatory organization.

11. Rights of Ownership. All computer programs and procedures developed to perform the services to be provided by FDI under this Agreement are the property of FDI. All records and other data except such computer programs and procedures are the exclusive property of the Funds and all such other records and data will be furnished to X.com and/or the Funds in appropriate form as soon as practicable after termination of this Agreement for any reason. FDI acknowledges that any website maintained by X.com relating to the Funds remains the property of X.com and the Funds.

12. Return of Records. FDI may at its option at any time, and shall promptly upon the demand of X.com and/or the Funds, turn over to X.com and/or the Funds and cease to retain FDI's files, records and documents created and maintained by FDI pursuant to this Agreement which are no longer needed by FDI in the performance of its services or for its legal protection. If not so turned over to X.com and/or the Funds, such documents and records will be retained by FDI for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to X.com and/or the applicable Fund unless the applicable Fund authorizes in writing the destruction of such records and documents.

13. Representations of X.com and PayPal. X.com and PayPal each represent and warrant that this Agreement has been duly authorized by X.com and PayPal and , when executed and delivered by each of them, will constitute a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

14. Representations of FDI. (a) FDI represents and warrants that this Agreement has been duly authorized by FDI and, when executed and delivered by FDI, will constitute a legal, valid and binding obligation of FDI, enforceable against FDI in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         (b) FDI further represents and warrants that it is a member of the NASD and agrees to abide by all of the rules and regulations of the NASD, including, without limitation, its Conduct Rules. FDI agrees to comply with all applicable federal and state laws, rules and regulations. FDI agrees to notify X.com immediately in the event of its expulsion or suspension by the NASD. Expulsion of FDI by the NASD will automatically terminate this Agreement immediately without notice. Suspension of FDI by the NASD will terminate this Agreement effective immediately upon written notice of termination to FDI from X.com.

15. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to X.com at the following address:
         X.com Asset Management, Inc., 1840 Embarcadero Road, Palo Alto, California 94303, Attention: President; to PayPal at 1840 Embarcadero Road, Palo Alto, California 94303, Attention: President, and to FDI at the following address: 60 State Street, Suite 1300, Boston, MA 02109,
         Attention: President with a copy to General Counsel, or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

16. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

17. Assignment. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. Any entity into which FDI may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which FDI shall be a party, or any entity succeeding to all or substantially all of the business of FDI shall be the successor of FDI hereunder, without the execution of any instrument or any further act on the part of any of the parties hereto.

18. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

19. Use of X.com Name. X.com and PayPal consent to FDI's non-exclusive use of the "X.com", "PayPal" and "X.com Money Market Reserve Fund" and any other Funds' names solely in connection with FDI's website, trade advertisements, client lists and mutual fund industry conferences and displays. FDI agrees and acknowledges that X.com and X.com Money Market Reserve Fund and PayPal and/or their affiliates own all right, title, and interest in the name "X.com" and "X.com Money Market Reserve Fund" and PayPal and will only use these names as stated herein.

20. Services Not Exclusive. The Fund and X.com hereby acknowledge that the services provided hereunder by FDI are not exclusive. Nothing herein shall be deemed to limit or restrict FDI's right, or the right of any of FDI's officers, directors or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, fund, firm, individual or association, as well as provide distribution services to any other mutual fund, including any fund which may directly compete with or be similar to X.com. FDI shall devote such time and such personnel, in its sole discretion, as is necessary to carry out the services described herein.

21. Independent Contractor Status. Nothing herein shall be construed to create a joint venture or partnership between the parties, nor is this Agreement intended or to be construed to create any relationship between the parties other than that of independent parties contracting with each other solely for the purpose of effecting the provisions and requirements of this Agreement.

22. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

23. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                     X.COM ASSET MANAGEMENT, INC.

                                     By: /s/ Mark Sullivan
                                         ---------------------------

                                     Name: Mark Sullivan
                                           -------------------------

                                     Title: Vice President
                                            ------------------------


                                     FUNDS DISTRIBUTOR, INC.

                                     By: /s/ Margaret L. Chambers
                                         ---------------------------

                                     Name:  Margaret L. Chambers
                                           -------------------------

                                     Title: Executive Vice President
                                            ------------------------


                                     X.COM CORPORATION

                                     By: /s/ H. David Johnson
                                         ---------------------------

                                     Name: H. David Johnson
                                           -------------------------

                                     Title: Chief Financial Officer
                                            ------------------------

                                                          Dated: January 1, 2001

                                   SCHEDULE A
                            TO THE SERVICES AGREEMENT
                                     BETWEEN
                           X.COM ASSET MANAGEMENT INC.
                                       AND
                             FUNDS DISTRIBUTOR, INC.

FUNDS
-----
X.com Money Market Reserve Fund, a series of X.com Funds


                                        X.COM ASSET MANAGEMENT, INC.

                                        By:  /s/ Mark Sullivan

                                        Name:  Mark Sullivan

                                        Title:  Vice President

                                        FUNDS DISTRIBUTOR, INC.

                                        By:  /s/ Margaret L. Chambers

                                        Name:  Margaret L. Chambers

                                        Title:  Executive Vice President

                                        X.COM CORPORATION

                                        By:  /s/ H. David Johnson

                                        Name:  H. David Johnson

                                        Title:  Chief Financial Officer